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The Board of Directors
Alpha Industries, Inc.:


We consent to the use of our report incorporated herein by reference. Our report refers to the adoption of Financial Accounting Standard Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" in fiscal 1994.


                                                       /s/ KPMG Peat Marwick LLP




Boston, Massachusetts
October 13, 1995